Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations:

Paulina Heinkel

332.877.5339

Media.request@iff.com

Investor Relations:

Michael Bender

212.708.7263

Investor.Relations@iff.com

IFF Announces Sale of its Pharma Solutions Business to Roquette

NEW YORK (March 19, 2024)—IFF (NYSE: IFF) today announced that it has entered into a definitive agreement to sell its Pharma Solutions business unit to French leader of plant-based ingredients Roquette for an enterprise value of up to $2.85 billion, which represents an enterprise value to EBITDA multiple of approximately 13x. IFF’s Pharma Solutions business is a well-established developer and manufacturer of pharmaceutical excipients and includes its Global Specialty Solutions business supporting industrial and methyl cellulosic food applications. The Pharma Solutions business being sold to Roquette is primarily made up of businesses within IFF’s existing Pharma Solutions division, with some adjustments to the perimeter of the transaction designed to align customers, businesses and the manufacturing footprint.

“We are pleased to reach an agreement with Roquette that will support Pharma Solutions’ next chapter of growth as a trusted partner for the pharmaceutical industry,” said IFF CEO Erik Fyrwald. “An important next step in our portfolio optimization strategy, the sale of Pharma Solutions, along with other recent actions such as our dividend rightsizing, represents a significant step towards our commitment to reducing debt leverage to 3.0x or below. This also enables us to increase focus on the core drivers of long-term profitable growth and maximize value for our shareholders. We are grateful for the many contributions of our Pharma colleagues and are confident that with Roquette, the Pharma Solutions business will be well positioned to expand its industry leadership through continued investment in innovation to meet the evolving needs of pharmaceutical manufacturers and developers worldwide.”

“We are excited to enter into this partnership with the talented Pharma Solutions team at IFF, which has grown into the go-to partner in the pharmaceutical excipients and specialty solutions markets globally,” said Pierre Courduroux, CEO of Roquette. “The combination of our excipients expertise with IFF Pharma is a fantastic opportunity to become a true global specialist of drug delivery and oral dosage solutions, responding to the needs of our customers and to the demands of patients who are looking for continuously better treatments.”

Pharma Solutions operates 10 research and development and/or production sites globally, with approximately 1100 employees, and generated approximately $1B revenue in 2023. IFF and Roquette expect to close the transaction in the first half of 2025, subject to applicable information and/or consultation requirements and customary closing conditions, including regulatory approvals. J.P. Morgan Securities LLC acted as exclusive financial advisor to IFF, Skadden, Arps, Slate, Meagher & Flom LLP acted as counsel, and Evercore as advisor to the board.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.